EXHIBIT 99.1

          FTNC Reports Record Earnings of $119.3 Million or
        $.92 Diluted Earnings Per Share for First Quarter 2004

    MEMPHIS, Tenn.--(BUSINESS WIRE)--April 20, 2004--First Tennessee National Corporation (FTNC)(NYSE: FTN), which will be renamed First Horizon National Corporation pending shareholder approval at today's annual meeting, announced record earnings of $119.3 million, or $.92 diluted earnings per share for first quarter 2004. This compares to 2003's first quarter earnings of $119.0 million, or $.91 diluted earnings per share.
    "First quarter's excellent results were much as expected," said Chairman and CEO Ken Glass. "Our strong performance reflects a natural rebalancing of earnings within our business segments that happened as planned when the economy transitioned to a more normal operating environment. Also our national expansion initiatives continue to gain as we cross-sell and grow relationships with our customers. Our ability to report record earnings is a reflection of the strength of our strategic business mix."
    Return on average shareholders' equity and return on average assets were 25.6 percent and 1.93 percent, respectively for first quarter 2004 compared to 27.7 percent and 2.07 percent for first quarter 2003. Total assets were $27.1 billion, shareholders' equity was $1.9 billion and market capitalization was $6.0 billion on March 31, 2004, compared to $24.8 billion, $1.8 billion and $5.0 billion, respectively, on March 31, 2003.

    PERFORMANCE HIGHLIGHTS

    Business Mix Transition

    Beneath the surface of the excellent first quarter earnings of $.92 per share, you'll notice an interesting and important planned transition. First Tennessee Banking Group continued the improvement which began in the fourth quarter, realizing a $17.7 million or 50 percent increase in pre-tax income over first quarter last year. That performance, along with the elimination of corporate discretionary spending of $14 million and a $4.1 million increase in transaction processing earnings, helped mitigate the expected decline in the two other major business lines. Although First Horizon Home Loans was down $26.9 million compared to last year's pre-tax earnings, which were favorably impacted by the peak in the refinancing boom, it still finished with strong first quarter earnings. FTN Financial was negatively impacted by market conditions, primarily customers remaining in cash positions, resulting in a $9.1 million drop-off from last year's first quarter. In total, the net of these impacts enabled earnings to remain relatively stable while share repurchases were the primary driver of the additional $.01 in earnings per share reported this quarter.

    National Expansion Strategies

    National expansion initiatives continue to grow rapidly, adding $26 million in revenues over last year's first quarter, an 81 percent growth rate. This revenue increase reflects 64 percent growth in the consumer lending portfolio and 50 percent growth in the construction lending portfolio. The national expansion strategy continues to produce strong results as cross-sell efforts, expansion of the sales force, and the recent opening of financial centers have successfully created rapid revenue growth from commercial banking products sold outside of Tennessee. Additionally three financial centers have been opened in Northern Virginia this quarter, and thus far have exceeded expectations.

    SEGMENT FINANCIALS

    First Horizon

    Pre-tax income for First Horizon decreased 23 percent to $91.5 million for first quarter 2004, compared to $118.4 million for first quarter 2003. Total revenues were $218.4 million in first quarter 2004, a decrease of 21 percent from $276.0 million in first quarter 2003.
    Net interest income increased 9 percent to $80.9 million in first quarter 2004 from $74.2 million in first quarter 2003. Net interest income on the consumer lending portfolio increased $16.4 million primarily due to an increase of 64 percent in the consumer lending portfolio, including home equity lines of credit and second liens, which averaged $4.8 billion in first quarter 2004 compared to $2.9 billion in first quarter 2003. Construction lending contributed $3.3 million to the growth in net interest income as the construction loan portfolio grew 50 percent to $.9 billion in first quarter 2004. Partially mitigating these increases was a decline in net interest income on loans held for sale (warehouse) reflecting the impact of a smaller warehouse, which decreased 24 percent on average to $3.1 billion in first quarter 2004 from $4.1 billion in first quarter 2003, and a lower net interest spread on the warehouse which was negatively impacted by lower mortgage rates compared to first quarter 2003.
    Noninterest income decreased 32 percent to $137.5 million in first quarter 2004 compared to $201.8 million in first quarter 2003. Noninterest income consists primarily of mortgage banking-related revenue, net of costs, from the origination and sale of mortgage loans, fees from mortgage servicing and mortgage servicing rights
(MSR) net hedge gains or losses. Total noninterest income is net of amortization, impairment and other expenses related to MSR and related hedges.
    Mortgage loan origination volumes in first quarter 2004 were $7.0 billion compared to $11.5 billion in 2003. Given the industry-wide decline in refinance volume, the decrease in production volume was expected. However, home purchase related originations grew 22 percent from first quarter 2003, to $3.0 billion, demonstrating First Horizon's success in executing its strategy to grow the purchase market. Refinance activity represented 58 percent of total originations during first quarter 2004 compared to 79 percent last year. Loans securitized and sold into the secondary market decreased 44 percent to $6.4 billion as origination volume slowed. Net revenue from originating and selling mortgage loans (generally driven by origination volumes and loans securitized and sold) decreased 40 percent to $100.9 million compared to $169.1 million in first quarter 2003.
    Included in this quarter's net revenue from originating and selling real estate loans for first quarter 2004 are $5.0 million net gains from the securitization of approximately $300 million of home equity lines of credit (HELOCs). Successful cross-sell strategies through First Horizon's national delivery channels have resulted in rapid growth of HELOCs, and as capacity to fund additional HELOCs is needed, First Horizon will continue to securitize these loans on a periodic basis.
    The mortgage-servicing portfolio was $70.3 billion on March 31, 2004, an increase of 21 percent compared to $58.2 billion on March 31, 2003. Total fees associated with mortgage servicing increased 20 percent to $54.4 million due to the growth in the servicing portfolio and the favorable impact of lower prepayment activity. Servicing fees were negatively impacted by a lower level of GNMA mortgages, which earn higher servicing fees. Additionally, as a result of this growth in the servicing portfolio, servicing costs were reduced 21 percent to $62 per loan.
    MSR amortization was $34.0 million for first quarter 2004 compared with $31.1 million in first quarter 2003. In first quarter 2004 MSR impairment losses decreased to $14.6 million compared to a $42.5 million loss in first quarter 2003 but were mitigated in part by decreased net MSR hedging gains (including the effect of time decay) of $21.3 million in first quarter 2004 compared to $37.3 million net gains in first quarter 2003. This positive net change was brought about by the interest rate environment in first quarter 2004 versus 2003 which also resulted in 40 percent lower servicing portfolio prepayments.
    The provision for loan losses was $3.7 million in first quarter 2004 compared to $11.8 million in first quarter 2003. The decline in provision reflects a positive change that is related to improvement in the risk profile of the retail loan portfolio. The risk profile improved as the mix of the loan portfolio shifted to a greater concentration of high credit score products. Also impacting the provision in first quarter 2003 was the transfer of certain higher risk residential mortgage loans to held for sale which created an unfavorable impact of $3.1 million. Additionally, the decline in provision reflects the substantial resolution in 2003 of a credit loss related to a large real estate project.
    Noninterest expense decreased 15 percent in first quarter 2004 to $123.2 million compared to $145.8 million in first quarter 2003. In first quarter 2004, noninterest expense was favorably impacted by a decline in losses on foreclosed real estate and by a reduction in contract employment expense. However, expenses associated with the expansion of First Horizon Bank into Northern Virginia reduced these favorable impacts. Also impacting the decline was a loss of $14 million in first quarter 2003 associated with the termination of a lease arrangement with a single-purpose entity for First Horizon's main office headquarters.
    Going forward, revenue from refinance loan originations will generally depend on mortgage interest rates. Over time, an increase in rates should reduce origination fees and profit from the sale of loans, but should also reduce MSR amortization expense and impairment losses, while a decrease in rates should increase this net revenue. Flat to rising interest rates should reduce net secondary marketing trading gains, while falling rates should increase this net revenue. If total origination volume increases and/or the yield curve steepens, net interest income from the warehouse should increase, while if volume decreases and/or the yield curve flattens, this revenue should decrease. Continued success in national cross-sell strategies should continue to increase revenues from products other than traditional mortgage origination and servicing. In addition, third party agreements are expected to add on average approximately $150 million of consumer loan origination volume on a quarterly basis in 2004.

    First Tennessee Banking Group

    Pre-tax income for First Tennessee Banking Group increased 50 percent to $53.2 million for first quarter 2004, compared to $35.5 million for first quarter 2003. First National Bank of Springdale
(FNBS), which was divested on December 31, 2003, contributed $1.3 million to pre-tax income in first quarter 2003. The impact of this divestiture did not significantly affect the current year's growth rates and the impact on the corporation's earnings per share was mitigated by the repurchase of common stock. Total revenues increased 6 percent to $187.7 million for first quarter 2004 compared to $177.6 million for first quarter 2003.
    Net interest income was $105.1 million in first quarter 2004 compared to $104.5 million in first quarter 2003. FNBS contributed $3.0 million to net interest income in 2003. The increase in 2004's net interest income is primarily attributable to 8 percent loan growth which was partially funded by an increase in core deposits of 3 percent.
    Noninterest income increased 13 percent in first quarter 2004 to $82.6 million compared to $73.1 million in first quarter 2003. The increase in noninterest income demonstrates the success of various strategies to grow revenue streams including a 15 percent increase in insurance premiums and commissions, a 29 percent increase in wealth management revenue, and 4 percent increases in both deposit service charges and trust services and investment management revenue.
    The provision for loan losses decreased to $9.7 million in first quarter 2004 from $16.0 million last year primarily due to improvements in the risk profile of both the retail and commercial loan portfolios. The risk profile of the retail portfolio improved as the mix shifted to a greater concentration of high credit score products. The risk profile of the commercial loan portfolio improved as indicated by current lower levels of watch and classified loans. Going forward the level of provision for loan losses should fluctuate primarily with the strength or weakness of the Tennessee economy.
    Noninterest expense was $124.8 million in first quarter 2004 compared to $126.1 million last year. In 2003, approximately $7 million of expense was due to discretionary investing in cost savings initiatives and revenue enhancing activities. The remaining increase in 2004, excluding discretionary investing, was due to higher personnel costs which were largely attributable to commissions and incentives paid for growth in product-related revenues and due to expenses associated with expansion efforts in the Middle Tennessee market.

    FTN Financial

    Pre-tax income for FTN Financial decreased 20 percent to $37.2 million for first quarter 2004, compared to $46.3 million for first quarter 2003. Total revenues decreased 15 percent to $128.5 million from $151.0 million in first quarter 2003.
    Noninterest income decreased 16 percent in first quarter 2004 to $119.7 million from $141.9 million in first quarter 2003. This decline in revenue reflects the impact that the changing environment had on demand for FTN Financial's products and services as the customer base purchased less fixed income securities due to less cash flow from prepayments, increased loan demand on depository institutions as the economy began to recover, and temporary delays in investment decisions in anticipation of higher interest rates. As a result, depository institutions had the most significant decline of 29 percent driving revenue contribution from 47 percent to 39 percent. Revenues from non-depository institutions proved to be more stable, declining only 12 percent and were 26 percent of revenue compared to 25 percent in 2003. Other revenues sources, which include investment banking, equity research and sales, correspondent services and portfolio advisory services increased 5 percent and contributed 35 percent of revenue.
    Noninterest expense decreased 14 percent in first quarter 2004 to $90.5 million from $105.0 million in first quarter 2003. This decline was due to a decrease of 19 percent in personnel expense, the largest component of noninterest expense, resulting from lower commissions and incentives associated with the reduced fee income this year.
    Going forward, revenues will fluctuate based on factors which include the expansion or contraction of customer demand for fixed income products which can be influenced by the strength of loan growth in the U.S. economy and volatility in the interest rate environment and equity markets. Also impacting revenue is the volume of investment banking transactions and the continued broadening of product offerings. The regulatory environment can also impact FTN Financial's performance as demonstrated by the current debate over the regulatory capital treatment of trust preferred securities that have been deconsolidated under FIN 46. If the regulators eventually decide to disallow trust preferred securities as Tier I regulatory capital, demand for this product may diminish and, exclusive of any alternative product that may be designed to replace it, the negative impact to FTNC's earnings for the remainder of 2004 could be in the range of $.08 to $.12 per share. The impact on 2004 would be lessened if the implementation of any disallowance is delayed to later in the year or a redesigned product attains Tier I capital classification.

    Transaction Processing

    Pre-tax income for Transaction Processing increased 98 percent to $8.4 million for first quarter 2004, compared to $4.3 million for first quarter 2003.
    Total revenues were $34.1 million in first quarter 2004, an increase of 15 percent from $29.8 million in first quarter 2003. Merchant revenues increased 47 percent in first quarter 2004 due to acquisitions and limited recovery in the hospitality industry as transactions processed increased 21 percent. Also impacting merchant revenues was a divestiture gain of $2.0 million resulting from an earn-out on the fourth quarter 2003 sale of certain merchant relationships. Express processing revenues decreased 11 percent as the volume of transactions processed for customers declined 13 percent due in part to a diminishing market with customer conversion from check to electronic bill payments and the loss of two large customers due to continued pricing pressures.
    Noninterest expense in first quarter 2004 was $25.7 million compared to $25.5 million in first quarter 2003.

    Corporate

    The Corporate segment's results showed a pre-tax loss of $10.1 million in first quarter 2004, compared to a pre-tax loss of $22.6 million in first quarter 2003. First quarter 2003's pre-tax loss included approximately $14 million of expense related to discretionary investing in cost savings initiatives.

    AVERAGE BALANCE SHEET

    Total average assets increased 7 percent to $24.9 billion for first quarter 2004. Total loans increased 22 percent to $14.0 billion as retail loans increased 34 percent and commercial loans grew 8 percent. Loans held for sale decreased 21 percent to $3.3 billion. Interest-bearing core deposits increased 1 percent to $5.9 billion. Total core deposits decreased 2 percent due to lower mortgage escrow balances, while First Tennessee Banking Group increased 3 percent. Purchased funds increased 14 percent to $9.9 billion. Average shareholders' equity increased 8 percent in first quarter 2004. (See A-14 for additional information on the balance sheet impact of certain transactions and new accounting standards.)
    The consolidated net interest margin decreased to 3.68 percent for first quarter 2004 compared to 3.98 percent for first quarter 2003, primarily due to the repricing of assets to lower yields while liability rates have become less sensitive to rate movements and due to a change in the mix of the loan portfolio to a higher percentage of floating rate products. The warehouse also depressed the margin as net interest spread on the warehouse was negatively impacted by lower mortgage rates compared to first quarter 2003. Investment yields declined as accelerated prepayments of investments in mortgage-backed securities in 2003 were reinvested at lower rates.
    In the near-term, a decline in prepayment volume and a slowdown in the repricing of the commercial and retail loan portfolios coupled with steps management has taken to manage the interest rate sensitivity position of the company should result in a more stable net interest margin (see A-11). Over the long-term, FTNC's strategies to manage the interest rate sensitivity of the balance sheet position should allow the net interest margin to remain stable when interest rates rise.

    ASSET QUALITY

    Net charge-offs decreased to $11.8 million in first quarter 2004 compared to $27.3 million in first quarter 2003. Net charge-offs were impacted in first quarter 2004 by improvement in both the consumer and commercial loan portfolios. Nonperforming assets were $77.5 million on March 31, 2004, compared to $78.4 million on March 31, 2003. Provision for loan losses decreased to $14.2 million in first quarter 2004 compared to $27.5 million in first quarter 2003. The improvement in first quarter 2004's provision is related to the positive shift in the mix of the loan portfolio. The risk profile of the retail loan portfolio improved as the mix shifted to a greater concentration of high credit score products. Also impacting the risk profile of this portfolio was the transfer of certain higher risk residential mortgage loans to held for sale in 2003. The decline in provision also reflects the substantial resolution in 2003 of a credit loss related to a large real estate project. The risk profile of the commercial loan portfolio improved as indicated by current lower levels of watch and classified loans. An analytical model based on historical loss experience adjusted for current events, trends and economic conditions is used by management to determine the amount of provision to be recognized and to assess the adequacy of the loan loss allowance. (See the table on A-9 for an analysis of the allowance for loan losses and details on nonperforming assets and the table on A-10 for asset quality ratios).

    OTHER INFORMATION

    Further Interpretations of SFAS No. 133

    In March 2004, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin No. 105 (SAB No. 105), "Application of Accounting Principles to Loan Commitments". SAB No. 105 prohibits the inclusion of estimated servicing cash flows and internally-developed intangible assets within the valuation of interest rate lock commitments under SFAS No. 133. SAB No. 105 is effective for disclosures and interest rate lock commitments initiated after March 31, 2004. FTNC currently includes a portion of the value of the associated servicing cash flows when recognizing loan commitments at inception and throughout its life. The adoption of SAB No. 105 will result in a one-time, before tax earnings decrease of approximately $10 million in second quarter 2004. However, the ongoing economic value of this business is not affected.

    Other

    This press release contains forward-looking statements involving significant risks and uncertainties. A number of important factors could cause actual results to differ materially from those in the forward-looking information. Those factors include general economic and financial market conditions, including expectations of and actual timing and amount of interest rate movements, competition, ability to execute business plans, geo-political developments, items already mentioned in this press release, and other factors described in our recent filings with the SEC. FTNC disclaims any obligation to update any such factors or to publicly announce the result of any revisions to any of the forward-looking statements included herein to reflect future events or developments.
    In compliance with the SEC's regulations concerning fair disclosure, FTNC provides additional disclosure and discussion related to FTNC's earnings and business segment performance through a toll-free prerecorded disclosure available by dialing 1-888-203-1112 and entering the access code 134120 (outside the United States dial 1-719-457-0820 and enter the access code 134120). This message will be available from 8:00 a.m. CT Tuesday, April 20, 2004, through 11:00 p.m. CT Tuesday, May 4, 2004. For three weeks from the press release date, FTNC will respond to individual requests for clarification of the provided disclosures. However, we will make every effort not to provide, and you should not expect to receive, material non-public information as that term is defined in the SEC Regulation FD. Without limiting the foregoing, we will not provide any earnings guidance, directly or indirectly, express or implied.

    GENERAL INFORMATION

    About First Tennessee

    The First Tennessee National Corp. (NYSE: FTN) family of companies provides financial services to individual and business customers through:

    -- First Horizon Home Loans, headquartered in Irving, Texas, which earned a top-10 ranking in customer satisfaction from J.D. Power and Associates;

    -- FTN Financial, headquartered in Memphis, Tenn., one of the nation's top underwriters of U.S. government agency securities;

    -- First Tennessee Bank, headquartered in Memphis, Tenn., which has earned one of the highest customer retention rates of any bank in the country; and

    -- First Horizon Merchant Services, headquartered in Englewood, Colo., one of the most successful processors of credit card payments for the travel and entertainment industry.

    First Tennessee National Corp. shareholders will vote today on changing the corporation's name to First Horizon National Corp. If shareholders approve the change, the corporation's ticker symbol will change to FHN.
    The almost 12,000 employees of these companies provide financial services through hundreds of offices located in 42 states. FTN companies have been recognized as some of the nation's best employers by AARP and Working Mother, Business Week and Fortune magazines. FTN also was named one of the nation's 100 best corporate citizens by Business Ethics magazine. More information can be found at www.FirstTennessee.com.


                 FIRST TENNESSEE NATIONAL CORPORATION
                  PER SHARE DATA AND FINANCIAL RATIOS
                              (Unaudited)

----------------------------------------------------------------------
                             YEAR-TO-DATE
----------------------------------------------------------------------
                                               Year-to-date
                                                 March 31
                                             ---------------   Growth
                                              2004     2003   Rate (%)
                                             ------- ------- ---------
EARNINGS DATA:
--------------
Net income                                   $119.3  $119.0      .2 +
Diluted earnings per common
 share                                          .92     .91     1.1 +
Dividends declared                              .40     .30
Diluted shares outstanding
 (millions)                                   129.7   130.3

SELECTED FINANCIAL RATIOS:
--------------------------
Return on average assets                       1.93    2.07
Return on average
 shareholders' equity                          25.6    27.7

----------------------------------------------------------------------


----------------------------------------------------------------------
                        QUARTERLY INFORMATION
----------------------------------------------------------------------
                               1Q04    4Q03    3Q03    2Q03    1Q03
                             ------- ------- ------- ------- ---------
EARNINGS DATA:
--------------
Net income (millions)        $119.3  $117.6  $118.3  $118.4  $119.0
Diluted earnings per common
 share                          .92     .90     .91     .90     .91
Dividends declared              .40     .40     .30     .30     .30
Diluted shares outstanding
 (millions)                   129.7   130.8   130.6   131.9   130.3

SELECTED FINANCIAL RATIOS:
----------------------------
Return on average assets       1.93%   1.89%   1.71%   1.89%   2.07%
Return on average
 shareholders' equity          25.6    25.2    25.9    26.5    27.7
----------------------------------------------------------------------

                                  A-1



                 FIRST TENNESSEE NATIONAL CORPORATION
                         STATEMENTS OF INCOME
                             Yearly Growth
                              (Unaudited)

----------------------------------------------------------------------
                                             Year-to-date
                                               March 31
                                          ------------------- Growth
(Thousands)                                 2004      2003    Rate (%)
----------------------------------------------------------------------
Interest income                           $254,015  $255,796    .7 --
Less interest expense                       58,006    61,516   5.7 --
----------------------------------------------------------------------
  Net interest income                      196,009   194,280    .9  +
Provision for loan losses                   14,229    27,450  48.2 --
----------------------------------------------------------------------
  Net interest income after
   provision for loan losses               181,780   166,830   9.0  +
Noninterest income:
  Mortgage banking                         131,531   195,876  32.8 --
  Capital markets                          117,928   139,675  15.6 --
  Deposit transactions and cash
   management                               33,961    32,776   3.6  +
  Insurance premiums and commissions        16,394    14,463  13.4  +
  Merchant processing                       16,743    12,576  33.1  +
  Trust services and investment
   management                               11,804    11,383   3.7  +
  Gains on divestitures                      2,000         -    NM
  Securities gains/(losses)                    885    (1,056)   NM
  Other                                     38,879    36,485   6.6  +
----------------------------------------------------------------------
    Total noninterest income               370,125   442,178  16.3 --
----------------------------------------------------------------------
    Adjusted gross income after provision
     for loan losses                       551,905   609,008   9.4 --
Noninterest expense:
  Employee compensation, incentives
   and benefits                            238,250   261,840   9.0 --
  Occupancy                                 20,963    19,605   6.9  +
  Equipment rentals, depreciation,
   and maintenance                          17,776    17,190   3.4  +
  Operations services                       15,399    17,758  13.3 --
  Communications and courier                11,803    11,978   1.5 --
  Amortization of intangible assets          2,171     1,774  22.4  +
  Other                                     65,614    97,219  32.5 --
----------------------------------------------------------------------
   Total noninterest expense               371,976   427,364  13.0 --
----------------------------------------------------------------------
Pretax income                              179,929   181,644    .9 --
  Applicable income taxes                   60,658    62,615   3.1 --
----------------------------------------------------------------------
Net income                                $119,271  $119,029    .2  +
                                          ===================
----------------------------------------------------------------------
Certain previously reported amounts have been reclassified to agree with current presentation.

                                  A-2



                 FIRST TENNESSEE NATIONAL CORPORATION
                    OTHER INCOME AND OTHER EXPENSE
                             Yearly Growth
                              (Unaudited)

----------------------------------------------------------------------
                                              Year-to-date
                                                March 31
                                           -----------------  Growth
(Thousands)                                  2004     2003    Rate (%)
----------------------------------------------------------------------
All other income and commissions:
Cardholder fees                            $ 5,861  $ 5,128   14.3  +
Other service charges                        4,645    5,124    9.3 --
Check clearing fees                          2,627    3,152   16.7 --
Other                                       25,746   23,081   11.5  +
----------------------------------------------------------------------
Total                                      $38,879  $36,485    6.6  +
----------------------------------------------------------------------
All other expense:
Advertising and public relations           $11,873  $12,686    6.4 --
Travel and entertainment                     7,083    8,267   14.3 --
Computer software                            6,984    6,416    8.9  +
Legal and professional fees                  6,685   10,148   34.1 --
Supplies                                     4,460    4,242    5.1  +
Contract employment                          4,143    8,248   49.8 --
Fed services fees                            2,329    2,440    4.5 --
Deposit insurance premium                      732      638   14.7  +
Contributions                                  250    1,950   87.2 --
Foreclosed real estate                          26    4,954   99.5 --
Distributions on guaranteed preferred
 securities (a)                                  -    2,018  100.0 --
Distributions on preferred stock of
 subsidiary (a)                                  -    1,141  100.0 --
Other                                       21,049   34,071   38.2 --
----------------------------------------------------------------------
Total                                      $65,614  $97,219   32.5 --
----------------------------------------------------------------------

(a) On July 1, 2003, FTNC adopted certain provisions of SFAS No. 150 and classified its mandatorily redeemable preferred stock of subsidiary to term borrowings. As required by SFAS No. 150, the distributions on these instruments have been classified as interest expense on a prospective basis. On December 31, 2003, FTNC adopted FIN 46 which required the deconsolidation of Capital I and consequently the guaranteed preferred securities. However, FTNC's junior subordinated debentures are no longer eliminated in consolidation but are included in the Consolidated Statements of Condition in "Term borrowings" and the related expense is also no longer eliminated in consolidation and is classified as interest expense in 2004.

 Certain previously reported amounts have been reclassified to agree with current presentation.

                                  A-3



                 FIRST TENNESSEE NATIONAL CORPORATION
                         STATEMENTS OF INCOME
                               Quarterly
                              (Unaudited)

----------------------------------------------------------------------
(Thousands)            1Q04      4Q03      3Q03      2Q03      1Q03
----------------------------------------------------------------------
Interest income      $254,015  $253,184  $277,436  $266,954  $255,796
Less interest
 expense               58,006    56,742    63,280    66,048    61,516
----------------------------------------------------------------------
  Net interest
   income             196,009   196,442   214,156   200,906   194,280
Provision for loan
 losses                14,229    15,392    16,355    27,501    27,450
----------------------------------------------------------------------
  Net interest income
   after provision
   for loan losses    181,780   181,050   197,801   173,405   166,830
Noninterest income:
  Mortgage banking    131,531   124,949   148,868   174,441   195,876
  Capital markets     117,928   117,770   122,876   158,598   139,675
  Deposit
   transactions and
   cash management     33,961    37,971    37,328    38,626    32,776
  Insurance premiums
   and commissions     16,394    13,698    14,465    15,185    14,463
  Merchant processing  16,743    15,878    15,295    13,860    12,576
  Trust services and
   investment
   management          11,804    11,654    12,011    10,825    11,383
  Gains on
   divestitures         2,000    22,498         -         -         -
  Securities
   gains/(losses)         885         8     4,178      (752)   (1,056)
  Other                38,879    42,132    37,328    35,716    36,485
----------------------------------------------------------------------
Total noninterest
 income               370,125   386,558   392,349   446,499   442,178
----------------------------------------------------------------------
  Adjusted gross
   income after
   provision for
   loan losses        551,905   567,608   590,150   619,904   609,008
Noninterest expense:
  Employee
   compensation,
   incentives and
   benefits           238,250   218,968   235,495   279,306   261,840
  Occupancy            20,963    21,569    22,620    19,789    19,605
  Equipment rentals,
   depreciation,
   and maintenance     17,776    17,957    17,210    16,616    17,190
  Operations services  15,399    15,160    17,700    17,330    17,758
  Communications and
   courier             11,803    13,324    12,917    12,316    11,978
  Amortization of
   intangible assets    2,171     2,403     2,065     1,738     1,774
  Other                65,614    92,623   101,927   101,275    97,219
----------------------------------------------------------------------
Total noninterest
 expense              371,976   382,004   409,934   448,370   427,364
----------------------------------------------------------------------
Pretax income         179,929   185,604   180,216   171,534   181,644
  Applicable income
   taxes               60,658    67,959    61,933    53,182    62,615
----------------------------------------------------------------------
Net income           $119,271  $117,645  $118,283  $118,352  $119,029
                     ========= ========= ========= ========= =========

----------------------------------------------------------------------
Certain previously reported amounts have been reclassified to agree with current presentation.

                                  A-4



                 FIRST TENNESSEE NATIONAL CORPORATION
                    OTHER INCOME AND OTHER EXPENSE
                               Quarterly
                              (Unaudited)

----------------------------------------------------------------------
(Thousands)               1Q04     4Q03      3Q03      2Q03     1Q03
----------------------------------------------------------------------
All other income and
 commissions:
Cardholder fees         $ 5,861  $ 6,129  $  5,841  $  5,600  $ 5,128
Other service charges     4,645    5,002     4,759     4,925    5,124
Check clearing fees       2,627    2,913     2,819     2,955    3,152
Other                    25,746   28,088    23,909    22,236   23,081
----------------------------------------------------------------------
Total                   $38,879  $42,132  $ 37,328  $ 35,716  $36,485
----------------------------------------------------------------------
All other expense:
Advertising and public
 relations              $11,873  $10,425  $  9,358  $ 11,486  $12,686
Travel and
 entertainment            7,083    9,669    10,424     9,072    8,267
Computer software         6,984    8,180     7,396     6,836    6,416
Legal and professional
 fees                     6,685   14,979    19,978    14,896   10,148
Supplies                  4,460    4,819     5,004     4,718    4,242
Contract employment       4,143    6,769     9,577     9,196    8,248
Fed services fees         2,329    2,190     2,206     2,359    2,440
Deposit insurance
 premium                    732      682       682       701      638
Contributions               250      373       607    10,440    1,950
Foreclosed real estate       26    2,169     3,322     2,692    4,954
Distributions on
 guaranteed
 preferred
 securities (a)               -    2,017     2,018     2,017    2,018
Distributions on
 preferred
 stock of
 subsidiary (a)               -        -         -     1,141    1,141
Other                    21,049   30,351    31,355    25,721   34,071
----------------------------------------------------------------------
Total                   $65,614  $92,623  $101,927  $101,275  $97,219
----------------------------------------------------------------------

(a) On July 1, 2003, FTNC adopted certain provisions of SFAS No. 150 and classified its mandatorily redeemable preferred stock of subsidiary to term borrowings. As required by SFAS No. 150, the distributions on these instruments have been classified as interest expense on a prospective basis. On December 31, 2003, FTNC adopted FIN 46 which required the deconsolidation of Capital I and consequently the guaranteed preferred securities. However, FTNC's junior subordinated debentures are no longer eliminated in consolidation but are included in the Consolidated Statements of Condition in "Term borrowings" and the related expense is also no longer eliminated in consolidation and is classified as interest expense in 2004.

 Certain previously reported amounts have been reclassified to agree with current presentation.

                                  A-5



                 FIRST TENNESSEE NATIONAL CORPORATION
                    AVERAGE STATEMENTS OF CONDITION
                             Yearly Growth
                              (Unaudited)

----------------------------------------------------------------------
                                         Year-to-date
                                           March 31
                                   -------------------------  Growth
(Thousands)                            2004         2003      Rate (%)
----------------------------------------------------------------------
Loans, net of unearned income:
 Commercial:
   Commercial, financial and
    industrial                      $4,491,546   $4,045,038   11.0  +
   Real estate commercial              982,616    1,061,863    7.5 --
   Real estate construction            705,609      588,955   19.8  +
----------------------------------------------------------------------
    Total commercial loans           6,179,771    5,695,856    8.5  +
 Retail:
   Real estate residential           6,810,550    4,933,888   38.0  +
   Real estate construction            550,504      355,669   54.8  +
   Other retail                        204,043      275,030   25.8 --
   Credit card receivables             259,337      260,738     .5 --
----------------------------------------------------------------------
    Total retail loans               7,824,434    5,825,325   34.3  +
----------------------------------------------------------------------
  Total loans, net of unearned
   income                           14,004,205   11,521,181   21.6  +
Investment securities                2,546,749    2,259,605   12.7  +
REMIC securities  (a)                        -      255,992  100.0 --
Loans held for sale                  3,290,877    4,143,729   20.6 --
Other earning assets                 1,577,685    1,489,642    5.9  +
----------------------------------------------------------------------
    Total earning assets            21,419,516   19,670,149    8.9  +
Cash and due from banks                718,739      773,715    7.1 --
Other assets                         2,755,755    2,871,604    4.0 --
----------------------------------------------------------------------
    Total assets                   $24,894,010  $23,315,468    6.8  +
                                   ============ ============

Certificates of deposit under
 $100,000 and other time            $1,824,562   $1,898,913    3.9 --
Other interest-bearing deposits      4,055,099    3,895,435    4.1  +
----------------------------------------------------------------------
    Total interest-bearing core
     deposits                        5,879,661    5,794,348    1.5  +
Demand deposits                      1,652,207    1,817,076    9.1 --
Other noninterest-bearing deposits   2,544,154    2,668,725    4.7 --
----------------------------------------------------------------------
    Total core deposits             10,076,022   10,280,149    2.0 --
Certificates of deposit $100,000
 and more                            5,856,287    4,677,100   25.2  +
----------------------------------------------------------------------
      Total deposits                15,932,309   14,957,249    6.5  +
Short-term borrowed funds            4,017,556    4,018,926      -
Term borrowings (a)                  1,821,762    1,007,793   80.8  +
Other liabilities                    1,250,280    1,445,926   13.5 --
Qualifying capital securities (a)(b)         -      100,000  100.0 --
Preferred stock of subsidiary (a)          450       44,404   99.0 --
Shareholders' equity                 1,871,653    1,741,170    7.5  +
----------------------------------------------------------------------
     Total liabilities and
      shareholders' equity         $24,894,010  $23,315,468    6.8  +
                                   ============ ============
----------------------------------------------------------------------

(a) See A-14 for additional information on the impact of certain transactions and new accounting standards.
(b) Guaranteed preferred beneficial interests in FTNC's junior subordinated debentures

                                  A-6



                 FIRST TENNESSEE NATIONAL CORPORATION
                    AVERAGE STATEMENTS OF CONDITION
                               Quarterly
                              (Unaudited)

----------------------------------------------------------------------
(Millions)          1Q04       4Q03       3Q03       2Q03       1Q03
----------------------------------------------------------------------
Loans, net of
 unearned
 income:
 Commercial:
  Commercial,
   financial and
   industrial    $ 4,491.6  $ 4,450.3  $ 4,442.5  $ 4,274.6  $ 4,045.0
  Real estate
   commercial        982.6    1,046.9    1,025.9    1,091.3    1,061.9
  Real estate
   construction      705.6      672.9      652.1      616.4      589.0
----------------------------------------------------------------------
   Total
    commercial
    loans          6,179.8    6,170.1    6,120.5    5,982.3    5,695.9
 Retail:
  Real estate
   residential     6,810.6    6,552.6    5,951.2    5,409.7    4,933.9
  Real estate
   construction      550.5      495.8      446.5      396.4      355.7
  Other retail       204.0      239.1      259.1      265.3      275.0
  Credit card
   receivables       259.3      265.0      261.5      260.6      260.7
----------------------------------------------------------------------
   Total retail
    loans          7,824.4    7,552.5    6,918.3    6,332.0    5,825.3
----------------------------------------------------------------------
  Total loans,
   net of
   unearned
   income         14,004.2   13,722.6   13,038.8   12,314.3   11,521.2
Investment
 securities        2,546.7    2,599.0    2,435.7    2,199.2    2,259.6
REMIC
 securities (a)          -       42.3      172.2      213.4      256.0
Loans held for
 sale              3,290.9    2,672.5    5,707.7    5,160.6    4,143.7
Other earning
 assets            1,577.7    1,810.6    1,846.2    1,676.7    1,489.7
----------------------------------------------------------------------
  Total earning
   assets         21,419.5   20,847.0   23,200.6   21,564.2   19,670.2
Cash and due
 from banks          718.7      746.2      740.8      732.9      773.7
Other assets       2,755.8    3,037.3    3,495.4    2,814.8    2,871.6
----------------------------------------------------------------------
  Total assets   $24,894.0  $24,630.5  $27,436.8  $25,111.9  $23,315.5
                  ====================================================

Certificates of
 deposit under
 $100,000 and
 other time      $ 1,824.6  $ 1,855.8  $ 1,839.1  $ 1,872.1  $ 1,898.9
Other interest-
 bearing
 deposits          4,055.1    4,061.4    3,962.0    3,942.5    3,895.5
----------------------------------------------------------------------
  Total
   interest-
   bearing
   core deposits   5,879.7    5,917.2    5,801.1    5,814.6    5,794.4
Demand deposits    1,652.2    1,870.0    1,800.0    1,807.5    1,817.1
Other
 noninterest-
 bearing
 deposits          2,544.1    2,563.8    3,717.6    3,195.8    2,668.7
----------------------------------------------------------------------
  Total core
   deposits       10,076.0   10,351.0   11,318.7   10,817.9   10,280.2
Certificates of
 deposit
 $100,000 and
 more              5,856.3    5,175.1    5,809.6    4,987.7    4,677.1
----------------------------------------------------------------------
     Total
      deposits    15,932.3   15,526.1   17,128.3   15,805.6   14,957.3
Short-term
 borrowed funds    4,017.5    4,238.6    4,659.6    4,567.9    4,018.9
Term
 borrowings (a)    1,821.8    1,552.0    1,597.2    1,205.7    1,007.8
Other
 liabilities       1,250.3    1,360.2    2,136.5    1,597.3    1,445.9
Qualifying
 capital
 securities (a)(b)       -      100.0      100.0      100.0      100.0
Preferred stock
 of subsidiary (a)      .4         .4         .3       44.4       44.4
Shareholders'
 equity            1,871.7    1,853.2    1,814.9    1,791.0    1,741.2
----------------------------------------------------------------------
  Total
   liabilities
   and
   shareholders'
   equity        $24,894.0  $24,630.5  $27,436.8  $25,111.9  $23,315.5
                  ====================================================

Diluted shares
 outstanding         129.7      130.8      130.6      131.9      130.3
----------------------------------------------------------------------

(a) See A-14 for additional information on the impact of certain transactions and new accounting standards.
(b) Guaranteed preferred beneficial interests in FTNC's junior subordinated debentures

                                  A-7



                 FIRST TENNESSEE NATIONAL CORPORATION
                  PERIOD-END STATEMENTS OF CONDITION
                              (Unaudited)

----------------------------------------------------------------------
                                            March 31
                                    ------------------------  Growth
(Thousands)                            2004        2003       Rate (%)
----------------------------------------------------------------------
Loans, net of unearned income:
 Commercial:
  Commercial, financial and
   industrial                      $ 4,638,980  $ 4,191,259   10.7  +
  Real estate commercial               999,831    1,081,480    7.5 --
  Real estate construction             701,574      592,556   18.4  +
----------------------------------------------------------------------
   Total commercial loans            6,340,385    5,865,295    8.1  +
 Retail:
  Real estate residential            6,832,121    5,143,403   32.8  +
  Real estate construction             591,941      376,201   57.3  +
  Consumer                             195,478      269,017   27.3 --
  Credit card receivables              252,195      255,855    1.4 --
----------------------------------------------------------------------
   Total retail loans                7,871,735    6,044,476   30.2  +
----------------------------------------------------------------------
   Total loans, net of unearned
    income                          14,212,120   11,909,771   19.3  +
Investment securities                2,485,592    2,134,778   16.4  +
REMIC securities (a)                         -      232,262  100.0 --
Loans held for sale                  4,323,269    4,747,446    8.9 --
Other earning assets                 1,368,395    1,093,607   25.1  +
----------------------------------------------------------------------
   Total earning assets             22,389,376   20,117,864   11.3  +
Cash and due from banks                859,091      962,208   10.7 --
Other assets                         3,835,701    3,731,059    2.8  +
----------------------------------------------------------------------
   Total assets                    $27,084,168  $24,811,131    9.2  +
                                    ========================

Certificates of deposit under
 $100,000 and other time           $ 1,828,565  $ 1,887,642    3.1 --
Other interest-bearing deposits      4,123,460    3,955,457    4.2  +
----------------------------------------------------------------------
   Total interest-bearing core
    deposits                         5,952,025    5,843,099    1.9  +
Demand deposits                      2,093,615    2,406,980   13.0 --
Other noninterest-bearing deposits   2,777,088    2,683,720    3.5  +
----------------------------------------------------------------------
   Total core deposits              10,822,728   10,933,799    1.0 --
Certificates of deposit $100,000
 and more                            6,889,186    4,070,792   69.2  +
----------------------------------------------------------------------
     Total deposits                 17,711,914   15,004,591   18.0  +
Short-term borrowed funds            2,391,774    4,102,394   41.7 --
Term borrowings (a)                  2,345,409    1,030,017  127.7  +
Other liabilities                    2,715,727    2,767,094    1.9 --
Qualifying capital securities (a)(b)         -      100,000  100.0 --
Preferred stock of subsidiary (a)          448       44,417   99.0 --
Shareholders' equity                 1,918,896    1,762,618    8.9  +
----------------------------------------------------------------------
   Total liabilities and
    shareholders' equity           $27,084,168  $24,811,131    9.2  +
                                    ========================

----------------------------------------------------------------------

(a) See A-14 for additional information on the impact of certain transactions and new accounting standards.
(b) Guaranteed preferred beneficial interests in FTNC's junior subordinated debentures

                                  A-8



                 FIRST TENNESSEE NATIONAL CORPORATION
                       ASSET QUALITY HIGHLIGHTS
                              (Unaudited)

----------------------------------------------------------------------
(Thousands)             1Q04     4Q03      3Q03      2Q03      1Q03
----------------------------------------------------------------------
ALLOWANCE FOR LOAN
 LOSSES:
  Beginning Reserve  $160,333  $161,401  $159,080  $144,484  $144,298
  Provision            14,229    15,392    16,355    27,501    27,450
  Loans transferred
   to held for sale    (2,087)   (2,652)        -         -         -
  Charge-offs         (16,085)  (17,279)  (17,913)  (16,383)  (30,861)
  Recoveries            4,295     3,471     3,879     3,478     3,597
----------------------------------------------------------------------
    Ending Balance   $160,685  $160,333  $161,401  $159,080  $144,484
                      ================================================
Reserve for off-
 balance sheet
 commitments         $  7,001  $  7,804  $  6,997  $  7,536  $  6,083
Total of allowance
 for loan losses and
 reserve for off-
 balance sheet
 commitments         $167,686  $168,137  $168,398  $166,616  $150,567
----------------------------------------------------------------------
NONPERFORMING
 ASSETS:
Lending Activities:
  Nonperforming
   loans             $ 37,707  $ 42,488  $ 47,102  $ 57,324  $ 52,690
  Foreclosed real
   estate              20,116    14,224    13,029     8,000     9,684
  Other assets            336       336       365        52        57
----------------------------------------------------------------------
Total Lending
 Activities            58,159    57,048    60,496    65,376    62,431
----------------------------------------------------------------------
Mortgage Production
 Activities:
  Nonperforming
   loans - held for
   sale                 9,157     8,754    11,658     7,245     7,139
  Nonperforming
   loans - loan
   portfolio              383       542     1,037     2,026     4,550
  Foreclosed real
   estate               9,761     9,851    10,960     8,414     4,245
----------------------------------------------------------------------
Total Mortgage
 Production
 Activities            19,301    19,147    23,655    17,685    15,934
----------------------------------------------------------------------
  Total
   nonperforming
   assets            $ 77,460  $ 76,195  $ 84,151  $ 83,061  $ 78,365
                      ================================================

Loans and leases
 past due 90
  days or more       $ 31,167  $ 27,240  $ 28,459  $ 32,208  $ 36,794

Period end loans,
 net of unearned
 (millions)          $ 14,212  $ 13,990  $ 13,349  $ 12,767  $ 11,910
Insured loans             632       863       718       814       503
----------------------------------------------------------------------
Loans excluding
 insured loans       $ 13,580  $ 13,127  $ 12,631  $ 11,953  $ 11,407
                      ================================================

Off-balance sheet
 commitments (a)     $  5,294  $  5,464  $  4,639  $  4,372  $  3,848
----------------------------------------------------------------------

(a) Amount of off-balance sheet commitments for which a reserve has been provided. Lending activities include all activities associated with the loan portfolio. Mortgage production includes activities associated with the mortgage warehouse.

                                  A-9



                 FIRST TENNESSEE NATIONAL CORPORATION
                       ASSET QUALITY HIGHLIGHTS
                              (Unaudited)

----------------------------------------------------------------------

(Thousands)                      1Q04   4Q03    3Q03    2Q03    1Q03
----------------------------------------------------------------------
FTNC CONSOLIDATED:
Nonperforming loans ratio (a)     .27%    .31%    .36%    .46%    .48%
Nonperforming assets ratio (b)    .48     .48     .54     .59     .60
Allowance to total loans         1.13    1.15    1.21    1.25    1.21
Allowance to loans excluding
 insured loans                   1.18    1.22    1.28    1.33    1.27
Allowance to nonperforming
 loans (c)                     421.86  372.61  335.28  268.04  252.42
Allowance to nonperforming
 assets (d)                    235.25  237.74  222.64  209.82  202.85
Net charge-off ratio (e)          .34     .40     .43     .42     .95

LENDING ACTIVITIES:
Nonperforming loans ratio (a)     .28%    .32%    .37%    .46%    .46%
Nonperforming assets ratio (b)    .42     .42     .47     .53     .54
Allowance to total loans         1.16    1.17    1.24    1.27    1.24
Allowance to nonperforming
 loans                         419.58  371.24  337.55  274.27  272.03
Allowance to nonperforming
 assets                        272.03  276.49  262.81  240.49  229.59
Net charge-off ratio (e)          .35     .41     .44     .42     .90

MORTGAGE PRODUCTION
  ACTIVITIES:
Nonperforming assets ratio (f)    .03%    .03%    .03%    .03%    .03%
----------------------------------------------------------------------

(a) Ratio is nonperforming loans in the loan portfolio to total loans
(b) Ratio is nonperforming assets in the loan portfolio to total loans plus foreclosed real estate and other assets
(c) Ratio is allowance to nonperforming loans in the loan portfolio
(d) Ratio is allowance to nonperforming assets in the loan portfolio
(e) Ratio is net charge-offs to average total loans
(f) Ratio is nonperforming assets to unpaid principal balance of servicing portfolio

                                 A-10



                 FIRST TENNESSEE NATIONAL CORPORATION
                 NET INTEREST MARGIN (NIM) HIGHLIGHTS
                              (Unaudited)

----------------------------------------------------------------------
                             1Q04     4Q03     3Q03     2Q03     1Q03
----------------------------------------------------------------------
Consolidated Yields and
 Rates:
 Investment securities       4.23%    4.61%    3.76%    4.26%    4.97%
 Loans, net of unearned      4.85     4.86     4.96     5.13     5.42
 Other earning assets        4.51     4.56     4.55     4.70     4.77
----------------------------------------------------------------------
 Yields on earning
  assets                     4.70     4.76     4.69     4.90     5.18
----------------------------------------------------------------------
 Interest bearing core
  deposits                   1.27     1.27     1.30     1.46     1.52
 CD's over $100,000          1.21     1.24     1.22     1.41     1.54
 Fed funds purchased and
  repos                       .88      .87      .92     1.11     1.09
 Commercial paper and
  other short-term
    borrowings               3.30     3.83     3.86     3.78     3.45
 Long-term debt              2.08     1.93     2.61     3.30     3.01
----------------------------------------------------------------------
 Rates paid on interest-
  bearing liabilities        1.32     1.33     1.40     1.59     1.60
----------------------------------------------------------------------
  Net interest spread        3.38     3.43     3.29     3.31     3.58
 Effect of interest-free
  sources                     .24      .25      .32      .37      .34
 Loan fees                    .06      .08      .07      .07      .07
 FRB interest and
  penalties                     -        -        -     (.01)    (.01)
----------------------------------------------------------------------
  FTNC - NIM                 3.68%    3.76%    3.68%    3.74%    3.98%
                         ----------===================================

----------------------------------------------------------------------

 Certain previously reported amounts have been reclassified to agree with current presentation.

                                 A-11



                 FIRST TENNESSEE NATIONAL CORPORATION
                          CAPITAL HIGHLIGHTS
       (Dollars in millions except per share amounts, Unaudited)

----------------------------------------------------------------------
                   1Q04       4Q03       3Q03       2Q03       1Q03
                ------------------------------------------------------
Tier 1
 Capital (a)    $ 1,963.1  $ 1,754.4  $ 1,702.4  $ 1,665.8  $ 1,628.6
Tier 2
 Capital (a)        755.2      755.4      788.5      806.3      458.0
                ------------------------------------------------------
   Total
    Capital (a) $ 2,718.3  $ 2,509.8  $ 2,490.9  $ 2,472.1  $ 2,086.6
                ======================================================

Risk-Adjusted
 Assets (a)     $20,426.2  $19,028.8  $18,447.7  $19,191.5  $17,603.3

Tier 1 Ratio (a)     9.61%      9.22%      9.23%      8.68%      9.25%
Tier 2 Ratio (a)     3.70       3.97       4.27       4.20       2.60
                ------------------------------------------------------
   Total
    Capital
    Ratio (a)       13.31%     13.19%     13.50%     12.88%     11.85%
                ======================================================

Leverage
 Ratio (a)           7.97%      7.19%      6.26%      6.70%      7.06%

Shareholders'
 Equity/Assets
 Ratio (b)           7.52       7.52       6.62       7.13       7.47

Book Value      $   15.34  $   15.01  $   14.64  $   14.16  $   13.91
----------------------------------------------------------------------
(a) Current quarter is an estimate
(b) Calculated on average balances

                                 A-12



                 FIRST TENNESSEE NATIONAL CORPORATION
                      BUSINESS SEGMENT HIGHLIGHTS
             (Unaudited - Fully Taxable Equivalent Basis)

----------------------------------------------------------------------
(Thousands)             1Q04     4Q03      3Q03      2Q03      1Q03
----------------------------------------------------------------------
FIRST TENNESSEE
 BANKING GROUP
Total Revenues       $187,713  $205,202  $184,307  $177,323  $177,612
Loan Loss Provision     9,686     9,144     8,141    19,110    15,941
Noninterest Expenses  124,813   129,893   129,343   132,027   126,078
                      ------------------------------------------------
 Pre-Tax Income      $ 53,214  $ 66,165  $ 46,823  $ 26,186  $ 35,593

FIRST HORIZON
Total Revenues       $218,425  $205,865  $255,239  $265,123  $276,056
Loan Loss Provision     3,719     6,658     7,108     7,824    11,781
Noninterest Expenses  123,229   114,788   133,366   146,237   145,783
                      ------------------------------------------------
 Pre-Tax Income      $ 91,477  $ 84,419  $114,765  $111,062  $118,492

FTN FINANCIAL
Total Revenues       $128,510  $128,993  $135,309  $171,757  $151,015
Loan Loss Provision       824      (410)    1,106       567      (272)
Noninterest Expenses   90,475    85,876    92,133   118,616   104,993
                      ------------------------------------------------
 Pre-Tax Income      $ 37,211  $ 43,527  $ 42,070  $ 52,574  $ 46,294

TRANSACTION
 PROCESSING
Total Revenues       $ 34,117  $ 41,962  $ 31,574  $ 31,288  $ 29,764
Noninterest Expenses   25,709    36,300    27,745    26,267    25,520
                      ------------------------------------------------
 Pre-Tax Income      $  8,408  $  5,662  $  3,829  $  5,021  $  4,244

CORPORATE (a)
Total Revenues       $ (2,338) $  1,296  $    378  $  2,219  $  2,344
Noninterest Expenses    7,750    15,147    27,347    25,223    24,990
                      ------------------------------------------------
 Pre-Tax Income      $(10,088) $(13,851) $(26,969) $(23,004) $(22,646)

TOTAL CONSOLIDATED
Total Revenues       $566,427  $583,318  $606,807  $647,710  $636,791
Loan Loss Provision    14,229    15,392    16,355    27,501    27,450
Total Noninterest
 Expenses             371,976   382,004   409,934   448,370   427,364
                      ------------------------------------------------
 Pre-Tax Income
  (FTE)              $180,222  $185,922  $180,518  $171,839  $181,977
Fully Taxable
 Equivalent
 Adjustment               293       318       302       293       293
                      ------------------------------------------------
Consolidated Pretax
 Income              $179,929  $185,604  $180,216  $171,546  $181,684

-------------------- -------------------------------------------------

(a) Corporate includes certain corporate expenses, expense on trust preferred and REIT preferred stock, a portion of FTNC's funds transfer credit associated with allocated capital, and other items not allocated or not specifically assigned to business segments.

                                 A-13



                 FIRST TENNESSEE NATIONAL CORPORATION
                           OTHER HIGHLIGHTS
                              (Unaudited)

 Effective July 1, 2003, FTNC adopted Statement of Financial Accounting Standard (SFAS) No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity," and classified its mandatorily redeemable preferred stock of subsidiary ($45.1 million on July 1, 2003) as term borrowings. As required by SFAS No. 150 prior periods were not restated.

 In prior years, FTNC has securitized certain real estate loans through a real estate mortgage investment conduit (REMIC) and retained all of the securitized assets. The retained assets were classified on the Consolidated Statements of Condition in "Securities held to maturity." During fourth quarter 2003, FTNC elected to purchase all of the mortgage loans remaining in the REMIC ($136.3 million at repurchase). Subsequent to the repurchase of the mortgage loans, these assets are classified as retail real estate residential loans.

 Effective December 31, 2003, FTNC adopted FASB Interpretation No. 46, "Consolidation of Variable Interest Entities," and deconsolidated its subsidiary, First Tennessee Capital I (Capital I), which has issued $100.0 million of capital securities that are fully and unconditionally guaranteed by FTNC. As a result of this deconsolidation the capital securities are no longer included on FTNC's balance sheet. However, $103.0 million of junior subordinated debentures issued by FTNC to Capital I are no longer eliminated in consolidation and appear in term borrowings as of December 31, 2003.

 On December 31, 2003, FTNC completed the sale of substantially all of the assets and liabilities of its wholly owned subsidiary, First National Bank of Springdale (FNB) of Springdale, Arkansas to First Security Bank of Searcy, Arkansas. This transaction resulted in a divestiture gain of $12.5 million. Immediately preceding the sale, FNB had investment securities of approximately $125 million, loans of approximately $165 million, deposits of approximately $300 million and equity of approximately $40 million.

                                 A-14

    CONTACT: First Tennessee National Corporation, Memphis
             Media Information:
             Kim Cherry, 901-523-4726
             or
             Investor Relations:
             Mark Yates, 901-523-4068